Investors/Corporate: John Emery, CFO (732) 537-4804 investor@inventivhealth.com	Media: Felicia Vonella (212) 308-7155 fvonella@inventivhealth.com

inVentiv Health Reports Financial Results
for First Quarter 2007

•	First quarter revenues up 28% to $222 million; adjusted EPS of $0.36 (GAAP EPS of $0.33)
•	Re-confirming 2007 revenue guidance of $890 - 910 million and adjusted EPS guidance of $1.75 - 1.85 (GAAP EPS guidance of $1.56 - $1.66)
•	Completed strategic acquisitions of Chamberlain and Ignite

See note (1) below for a discussion of non-GAAP financial information.

SOMERSET, NEW JERSEY, May 8, 2007 -- inVentiv Health, Inc. (NASDAQ: VTIV), a leading provider of commercialization services to the global pharmaceutical and life sciences industries, today announced financial results for the first quarter of 2007.

First Quarter 2007 Results from Continuing Operations:

•
Total revenues increased 28% to $222.0 million for the first quarter of 2007, compared to $173.7 million for the first quarter of 2006. Net revenues increased 23% to $176.4 million for the first quarter of 2007, compared to $142.9 million for the first quarter of 2006.

•
Adjusted operating income was $21.0 million for the first quarter of 2007, compared to $20.5 million for the first quarter of 2006. GAAP operating income was $18.5 million for the first quarter of 2007, compared to $18.9 million for the first quarter of 2006.

•
Adjusted income from continuing operations was $11.1 million for the first quarter of 2007, compared to $10.1 million for the first quarter of 2006. GAAP income from continuing operations was $10.4 million for the first quarter of 2007, compared to $10.1 million for the first quarter of 2006.

•
Adjusted diluted EPS was $0.36 for the first quarter of 2007, compared to $0.34 for the first quarter of 2006. GAAP diluted EPS was $0.33 for the first quarter of 2007, compared to $0.35 for the first quarter of 2006.

Segment Results:

•
inVentiv Clinical reported record total revenues of $41.4 million during the first quarter of 2007, up 28% from $32.4 million during the first quarter of 2006, reflecting continued strong performance in clinical staffing and increased traction in functional outsourcing. Billable headcounts in clinical staffing continue to increase meaningfully, further strengthening inVentiv Clinical’s market position in an expanding clinical trials marketplace. In addition, inVentiv Clinical has recently won several new functional outsourcing relationships, including a major new win with a top-20 pharmaceutical company which is expected to deploy later this year.

•
inVentiv Communications reported record total revenues of $80.2 million during the first quarter of 2007, up 53% from $52.5 million during the first quarter of 2006, reflecting continued strong performance and several new wins in both the agency and patient compliance businesses, as well as reflecting full-quarter results from Adheris and JSAI. During the quarter, inVentiv also announced the acquisitions of Ignite Health, a leading provider in the rapidly growing pharmaceutical interactive communications space, and Chamberlain Healthcare Public Relations, a leading consultancy in the increasingly important area of pharmaceutical public relations. Following the end of the quarter, GSW Worldwide, inVentiv Communications’ flagship agency, was named the “2006 Agency of the Year” by Med Ad News.

•
inVentiv Commercial reported total revenues of $100.4 million during the first quarter of 2007, up 13% from $88.8 million during the first quarter of 2006. First quarter results benefited from several new sales team and specialty offering wins and expansions including Novartis Pharma, Novartis Consumer, Quinnova, Leitner, Santarus, Mission and another top-20 pharmaceutical client, which more than offset revenues that wound-down in the normal course during 2006. In addition, the novel ‘on-boarding’ program for a top-10 pharmaceutical client that inVentiv announced earlier this year has now gotten underway and is expected to meaningfully ramp up later this year.

Mr. Eran Broshy, Chairman and Chief Executive Officer of inVentiv Health, commented, “I am very pleased with inVentiv’s first quarter results, demonstrating our unique leadership position built on a strong and diversified business model. I am excited at our strong new win momentum and the significant new business pipeline we are pursuing. In addition, we continue to see a very rich pipeline of potential strategic acquisition candidates which we are actively pursuing.”

Mr. Broshy continued, “As announced earlier today in a separate press release, we have also announced several important executive management promotions and appointments. Given the significant growth we have experienced, and our ambitious growth vision, we believe these changes further strengthen our organization and better position inVentiv for the next wave of growth.”

2007 Guidance Update

At this time, inVentiv is re-confirming its 2007 revenue guidance of $890 - $910 million and its 2007 adjusted earnings per share guidance of $1.75 - $1.85 (GAAP earnings per share guidance of $1.56 - $1.66), representing 16 - 19% revenue growth and 15 - 22% adjusted earnings per share growth versus 2006 results.

Adjusted figures for the first quarter and full year 2007 exclude compensation expense related to vested stock options and restricted stock, interest income or expense related to the Company’s interest rate hedge of its $175 million term loan facility, and federal tax benefits related to state and local tax exposure, as further detailed in Note 1.

Conference Call Information:

Tuesday, May 8, 2007, 9:00 a.m. Eastern Time
Call in number: 877-336-9182 (Domestic) or 706-634-1065 (International)
Live and archived webcast: www.inventivhealth.com

A replay of the call will be available immediately following the call through May 15, 2007 at 800-642-1687. The conference ID number for the replay is 5771127.

About inVentiv Health

inVentiv Health, Inc. (NASDAQ: VTIV) is the leading provider of commercialization and complementary services to the global pharmaceutical, life sciences and biotechnology industries. inVentiv delivers its customized clinical, sales, marketing and communications solutions through its three core business segments: inVentiv Commercial, inVentiv Communications and inVentiv Clinical. inVentiv Health currently works with over 200 unique pharmaceutical, biotech and life sciences clients, including all top 20 global pharmaceutical companies. For more information, visit www.inventivhealth.com.

(1)  USE OF NON-GAAP FINANCIAL MEASURES

This press release contains non-GAAP financial information which is intended to make the Company’s financial statements more directly comparable on a period-to-period basis and representative of future financial performance. The objective is to enhance investors’ overall understanding of the Company’s past financial performance and future prospects. Table 3 below contains reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable GAAP financial measures. The non-GAAP financial information is related to the following three factors:

•
Compensation expense related to vested stock options and restricted stock: The Company adopted FAS 123(R) as of January 1, 2006 and commenced recording expense for vested stock options and restricted stock as of that date. Compensation expense has been adjusted for the first quarter of 2007 and 2006 to exclude expense related to vested stock options and restricted stock.

•
Interest income / expense related to the Company’s interest rate hedge of its $175 million term loan facility: In October 2005, the Company engaged in an interest rate hedge of its $175 million term loan facility, which the Company did not designate for hedge accounting until July 2006. In July 2006, the Company employed a hypothetical derivative model to assess ineffectiveness. For the three-months ended March 31, 2007 and 2006, the Company recorded $0.3 million of interest expense and $1.7 million of interest income, respectively, relating to the ineffectiveness of the hedge for each quarter. Interest expense has been adjusted to exclude these adjustments in their respective periods.

•
Federal tax benefits related to state and local tax exposure: During the first quarter of 2007, the Company recorded approximately $1.0 million of federal tax benefits attributable to related state and local tax exposure. Tax expense has been adjusted to exclude these benefits for the first quarter of 2007.

The Company believes that these non-GAAP financial measures are a more accurate basis for evaluating ongoing Company performance and planning and forecasting of future periods, and uses these non-GAAP financial measures internally for the foregoing purposes.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause inVentiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by inVentiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.
# # #

Table 1
inVentiv Health, Inc.
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	For the Three-Months Ended March 31,

	2007	2006
Net revenues	$176,390	$142,938
Reimbursable out-of-pockets	45,565	30,739
Total revenues	221,955	173,677

Operating expenses:
Cost of services	117,172	95,115
Reimbursed out-of-pocket expenses	45,656	29,693
Selling, general and administrative expenses	40,586	29,986
Total operating expenses	203,414	154,794

Operating income	18,541	18,883
Interest expense	(3,562)	(1,657)
Interest income	839	734
Income from continuing operations before income tax provision, minority interest in income of subsidiary and loss from equity investments	15,818	17,960
Income tax provision	(5,414)	(7,184)
Income from continuing operations before minority interest in income of subsidiary and loss from equity investments	10,404	10,776
Minority interest in income of subsidiary	(255)	(323)
Gain (loss) from equity investments	235	(310)
Income from continuing operations	10,384	10,143

Income from discontinued operations:
Gains on disposals of discontinued operations, net of taxes	86	105
Net income from discontinued operations	86	105

Net income	$10,470	$10,248

Earnings per share:
Continuing operations:
Basic	$0.34	$0.36
Diluted	$0.33	$0.35
Discontinued operations:
Basic	$0.00	$0.00
Diluted	$0.01	$0.00
Net income:
Basic	$0.34	$0.36
Diluted	$0.34	$0.35
Weighted average common shares outstanding:
Basic	30,406	28,199
Diluted	31,199	29,359

Table 2

inVentiv Health, Inc.
Selected Financial Data
($’s in 000’s)

	March 31,	December 31,
	2007	2006

Cash (1)	$46,376	$79,885
Account Receivable, Net	$131,249	$124,283
Unbilled Services	$74,051	$75,691
Total assets	$778,822	$771,054
Borrowings under line of credit	$25,000	--
Client Advances & Unearned Revenue	$54,862	$64,508
Working Capital (2)	$96,300	$86,684
Long-term debt (3)	$164,167	$164,584
Capital Lease Obligations (3)	$31,408	$33,508
Depreciation (4)	$3,917	$15,130
Amortization (4)	$1,778	$5,610
Days Sales Outstanding (5)	77	73

1)	Cash includes restricted cash of $0.1 million at March 31, 2007 and December 31, 2006.

2)	Working Capital is defined as total current assets less total current liabilities.

3)	Liabilities are both current and noncurrent.

4)	Depreciation and amortization are reported on a year-to-date basis.

5)
Days Sales Outstanding is measured using the combined amounts of Accounts Receivable and Unbilled Services (excluding work-in-progress and 2007 acquisitions) outstanding as of the Balance Sheet date, against Revenues for the trailing 3-month period then ended.

Table 3
inVentiv Health, Inc.
Non-GAAP Income Statement Reconciliation
For the Three Months Ended March 31, 2007 and 2006

Operating Income	Three-Months Ended March 31,
(in millions)	2007	2006
Operating income, as reported	$18.5	$18.9
Add: Share-based compensation arising from adoption of FAS 123R (for 2006)	2.5	1.6
Operating income, as adjusted	$21.0	$20.5

Income from Continuing Operations	Three-Months Ended March 31,
(in millions)	2007	2006
Income from continuing operations, as reported	$10.4	$10.1
Add: Share-based compensation arising from adoption of SFAS 123R, net of taxes	1.5	1.0
Add (Subtract): Derivative interest, net of taxes	0.2	(1.0)
Deduct: Tax benefit	(1.0)	--
Income from continuing operations, as adjusted	$11.1	$10.1

Earnings per Share	Three-Months Ended March 31,
	2007	2006
Diluted earnings per share from continuing operations, as reported	$0.33	$0.35
Add: Share-based compensation arising from adoption of SFAS 123R, net of taxes	0.05	0.03
Add (Subtract): Derivative interest, net of taxes	0.01	(0.04)
Deduct: Tax benefit	(0.03)	--
Diluted earnings per share from continuing operations, as adjusted	$0.36	$0.34

2007 Guidance	Guidance
2007
Diluted earnings per share from continuing operations	$1.56-$1.66
Add: Share-based compensation arising from adoption of SFAS 123R, net of taxes	0.20
Add: Derivative interest, net of taxes	0.02
Deduct: Tax benefit	(0.03)
Diluted earnings per share from continuing operations, as adjusted	$1.75-$1.85